Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated March 16, 2021 Relating to Registration Statement on Form S-1 dated March 16, 2021 Registration No. 333-254364

Array Technologies, Inc. Announces Launch of Secondary Offering of 31,054,971 Shares

ALBUQUERQUE, N.M.– March 16, 2021 –Array Technologies, Inc. (NASDAQ: ARRY) (the “Company”) today announced that a stockholder of the Company controlled by Oaktree Capital (the “Selling Stockholder”) has commenced an underwritten public offering of 31,054,971 shares of the Company’s common stock pursuant to a registration statement filed with the Securities and Exchange Commission. Additionally, the Selling Stockholder intends to grant the underwriters a 30-day option to purchase up to an additional 4,420,486 shares of the Company’s common stock. In conjunction with announcing the public offering, the Company is also providing certain business updates as described in more detail below. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “ARRY.”

The Company will not receive any of the proceeds from the sale of shares offered by the Selling Stockholder.

Goldman Sachs & Co. LLC and J.P. Morgan are acting as joint book-running managers and representatives of the underwriters for the offering. Guggenheim Securities is also acting as a joint book-running manager.

The offering will be made only by means of a prospectus, which will be filed with the SEC and available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus relating to this offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282 (telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com); J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com; and Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, by telephone at (212) 518-9658, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

In conjunction with announcing the public offering, the Company is also announcing that it had $774.9 million of executed contracts and awarded orders (which it defines as orders where it is in the process of documenting a contract but for which a contract has not yet been signed) for tracker systems as of January 31, 2021, of which it expects to recognize $693.2 million during the 12 months ending December 31, 2021.

About Array Technologies, Inc.

Array Technologies is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world’s largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company’s focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry’s best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia.

Forward Looking Statements

This press release contains forward looking statements, including statements regarding the secondary offering. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factors, including, but not limited to, those in the Company’s registration statement filed with the Securities and Exchange Commission and those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which are available free of charge on the Securities and Exchange Commission’s website at: www.sec.gov.

Media Contact:

James McCusker, 203-585-4750

jmccusker@soleburytrout.com

Investor Relations Contact:

505-437-0010

investors@arraytechinc.com

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